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                                                                     EXHIBIT 8.1




                                January 19, 2000

First Charter Corporation
Post Office Box 228
Concord, North Carolina 28026

Re:      Merger of First Charter Corporation and Carolina First Bancshares, Inc.

Ladies and Gentlemen:

         We have acted as tax counsel to First Charter Corporation, a North Carolina corporation ("FCC"), in connection with the adoption of the Agreement and Plan of Merger, dated November 7, 1999 (the "Merger Agreement"), by and between FCC and Carolina First BancShares, Inc., a North Carolina corporation ("CFBI"). The Merger Agreement provides for the merger of CFBI with and into FCC (the "Merger"). Except to the extent otherwise defined herein, capitalized terms used herein have the same meaning set forth in the Merger Agreement.

         In rendering this opinion we have assumed, without independent verification, the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies thereof and the authenticity of the originals of such documents. We have further assumed that each of the parties to the Merger Agreement has the requisite corporate power and authority to enter into and to perform the Merger Agreement and the transactions contemplated thereby, that the Merger Agreement has been duly authorized, executed and delivered by and constitutes a legal, valid and binding obligation of each of the parties thereto, and that all requisite regulatory approvals have been duly obtained.

         In rendering the opinions set forth below, we have considered the Merger Agreement, including the representations of FCC and CFBI in the Merger Agreement, applicable case law and applicable provisions of (i) the Internal Revenue Code of 1986, as amended and as currently in effect (the "Code"), (ii) the regulations adopted under the Code, (iii) the Revenue Rulings and Revenue Procedures published under and with respect to the Code and (iv) the North Carolina General Statutes as currently in effect and regulations promulgated thereunder. In addition, we are relying upon the representations made to us by FCC in correspondence dated January 18, 2000 and the representations made to us by CFBI in correspondence dated January 18, 2000.

         No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that would differ materially from the opinions set forth


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First Charter Corporation
January 19, 2000
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herein. In addition, it should be noted that an opinion of counsel represents only that counsel's best legal judgment and has no binding effect on the Internal Revenue Service or North Carolina Department of Revenue or official status of any kind.

         Based solely upon the matters and resources we have considered as indicated above, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that, upon consummation of the Merger in strict accordance with all the terms and conditions of the Merger Agreement, the transaction will be treated as follows for federal income tax purposes:

         (a) The Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Code.

         (b) No gain or loss will be recognized by the holders of CFBI Common Stock who exchange all of their CFBI Common Stock solely for FCC Common Stock pursuant to the Merger, except with respect to any cash received in lieu of a fractional share interest in FCC Common Stock.

         (c) The tax basis of the FCC Common Stock received by holders of CFBI Common Stock who exchange all of their CFBI Common Stock solely for FCC Common Stock pursuant to the Merger will be the same as the tax basis of the CFBI Common Stock surrendered in exchange for the FCC Common Stock, reduced by an amount allocable to a fractional share interest in FCC Common Stock for which cash is received.

         (d) The holding period of the FCC Common Stock received by holders of CFBI Common Stock who exchange all of their CFBI Common Stock solely for FCC Common Stock pursuant to the Merger will include the period during which the CFBI Common Stock surrendered in exchange therefore was held, provided that the CFBI Common Stock was held as a capital asset at the Effective Time.

         In rendering this opinion, we are not expressing an opinion as to the laws of any jurisdiction other than the State of North Carolina and the United States of America, and we assume no responsibility as to the applicability of the laws of any other jurisdiction to the subject transaction or to the effects of such laws thereon. Except to the extent specifically provided herein, no opinion is expressed or implied concerning the federal income tax consequences of the transactions described in the Merger Agreement or the consequences under any other federal, state or local tax laws.


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First Charter Corporation
January 19, 2000
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         The opinions expressed herein are for the exclusive benefit of FCC in connection with the transactions described in the Merger Agreement. This opinion may not be relied upon by FCC for any other purpose, and may not be relied upon, or used, circulated or quoted, by, nor may copies thereof be provided to, any other person or entity for any purpose whatsoever without our prior consent. Unless the prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement or registration statement, nor is it to be filed with or furnished to any governmental agency or other person, except as otherwise required by law.

         This opinion is specifically limited to those matters expressed herein, effective as of the date hereof. We assume no duty to inform you of any changes in our opinion hereafter due to any change in law or facts that may hereafter occur or come to our attention. We hereby consent (1) to be named in the Registration Statement and in the prospectus contained therein as attorneys who provided an opinion as to certain tax consequences of the Merger and (2) to the filing of this opinion as Exhibit 8.1 to the Registration Statement.


                                        Very truly yours,

                                        /s/ Smith Helms Mulliss & Moore, L.L.P.

                                        SMITH HELMS MULLISS & MOORE, L.L.P.